                                                                                                      EXHIBIT 12(B)

                                   PUBLIC SERVICE ELECTRIC AND GAS COMPANY

                            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                                                         12 MONTHS
                                                         YEAR ENDED DECEMBER 31,                           ENDED
                                       --------------------------------------------------------------   SEPTEMBER 30,
                                          1989         1990         1991         1992         1993         1994
                                       ----------   ----------   ----------   ----------   ----------    ---------
                                                         (THOUSANDS OF DOLLARS)
Net Income...........................  $  544,374   $  537,619   $  545,479   $  475,936   $  614,868   $  647,970
Plus Income Taxes....................     214,299      209,361      261,912      223,782      307,414      325,148
                                       ----------   ----------   ----------   ----------   ----------   ----------
Net Income Before Income Taxes.......     758,673      746,980      807,391      699,718      922,282      973,118
                                       ----------   ----------   ----------   ----------   ----------   ----------
Fixed Charges and Preferred Stock
  Dividend Requirements:
  Interest Charges...................     333,717      346,020      358,517      401,902      389,956      388,990
  Interest Factor in Rentals.........       8,908        9,162        9,311        9,591       11,090       11,864
  Preferred Stock Dividend
     Requirements (Pre-tax)..........      40,236       40,116       42,703       46,675       56,957       60,360
                                       ----------   ----------   ----------   ----------   ----------   ----------
          Total......................     382,861      395,298      410,531      458,168      458,003      461,214
                                       ----------   ----------   ----------   ----------   ----------   ----------
Earnings Before Fixed Charges and
  Preferred Stock Dividend
  Requirements.......................  $1,101,298   $1,102,162   $1,175,219   $1,111,211   $1,323,328   $1,373,972
                                       ==========   ==========   ==========   ==========   ==========   ==========
Ratio................................        2.88         2.79         2.86         2.43         2.89         2.98
                                             ====         ====         ====         ====         ====         ====

                                        3